Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE FIFTH RESTATED CERTIFICATE OF INCORPORATION OF

UNITED RENTALS, INC.

______________________________

Pursuant to Section 242
of the General Corporation Law
of the State of Delaware

______________________________

United Rentals, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Fifth Restated Certificate of Incorporation of United Rentals, Inc. filed with the Secretary of State of Delaware on May 7, 2020 (the “Charter”) have been duly approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

That Paragraph B of Article XI of the Charter be amended and restated in its entirety to read as follows:

B. Request for Record Date. The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article XI. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by the stockholders of record owning not less than 15% of all the then-outstanding shares of Common Stock of the Corporation, as determined in accordance with the applicable requirements of the By-Laws of the Corporation, who shall continue to own not less than 15% of all the then-outstanding shares of Common Stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section C of this Article XI. By the later of (i) 20 days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section C of this Article XI, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article XI and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article XI, or if such no determination shall have been made by the date required by this Article XI, and in either event no record date has been fixed by the Board of Directors, the record date shall be the date on which the first signed Consent is delivered to the Corporation in the manner described in Section G of this Article XI; except that, if prior action by the Board of Directors is required under the provisions of the law of the State of Delaware, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

That Paragraph C of Article XI of the Charter be amended and restated in its entirety to read as follows:

C. Request Requirements. Any Request (i) must be delivered by the stockholders of record owning not less than 15% of all the then outstanding shares of Common Stock of the Corporation, as determined in accordance with applicable requirements of the By-Laws of the Corporation (with documentary evidence of such ownership attached to the Request, including, if the record holders submitting such Request are not the beneficial owners of such shares, documentary evidence that the beneficial owners on whose behalf the Request is submitted beneficially own at least 15% of the then outstanding shares of Common Stock of the Corporation), who shall continue to own not less than 15% of all the then outstanding shares of Common Stock of the Corporation through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (ii) must describe the action proposed to be authorized or taken by Consent; and (iii) must contain (a) such other information and representations, to the extent applicable, then required by the By-laws of the Corporation as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors or of other business to be brought before a meeting of stockholders, (b) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the By-Laws of the Corporation), and (c) the agreement of the requesting stockholders required by the By-Laws of the Corporation. The Board of Directors

may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the By-Laws of the Corporation with respect to information provided concerning nominations for elections to the board or other business at stockholders meetings.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer on this 4th day of May, 2023.

UNITED RENTALS, INC.
By: /s/ Joli L. Gross
Name: Joli L. Gross Title: Senior Vice President, General Counsel and Corporate Secretary